SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

RES-CARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

10140 Linn Station Road
Louisville, Kentucky 40223

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on August 8, 2003

     Res-Care, Inc. (“ResCare”) will hold its annual meeting of shareholders at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207, at 10:00 a.m. (EDT), on Friday, August 8, 2003, for the following purposes:

1.	To elect three directors as Class II directors for a term of three years and until their respective successors are elected.

2.	To ratify the selection of KPMG LLP as ResCare’s independent auditors for the fiscal year ending December 31, 2003.

3.	To act on two shareholder proposals described in the proxy statement.

4.	To transact any other business that may properly come before the meeting or any adjournment or adjournments of the meeting.

     The board of directors has fixed the close of business on June 17, 2003 as the record date to determine which shareholders are entitled to receive notice of the annual meeting and to vote at the meeting.

     We appreciate and welcome your participation in ResCare’s affairs. Whether or not you plan to attend the annual meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly to us in the enclosed self-addressed, postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

By order of the Board of Directors

SPIRO B. MITSOS Secretary

June 30, 2003

General Information
Ownership of Equity Securities
ELECTION OF DIRECTORS
Committees of the Board of Directors
Certain Relationships and Related Transactions
Compliance with Section 16(a) of the Exchange Act
Report on Executive Compensation
Executive Compensation
Compensation of Directors
Performance Graph
Report of the Audit Committee
SELECTION OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS
SHAREHOLDERS’ PROPOSALS FOR THE 2004 ANNUAL MEETING
OTHER MATTERS
Amended Audit Committee Charter
Charter of the Governance and Nominating Committee

RES-CARE, INC.
10140 Linn Station Road
Louisville, Kentucky 40223

PROXY STATEMENT

2003 ANNUAL MEETING OF SHAREHOLDERS

General Information

     Date, Time and Place

     We are sending you this proxy statement because the board of directors of ResCare is soliciting your proxy to vote at ResCare’s annual shareholders meeting. The annual meeting will be held at 10:00 a.m. (EDT), on August 8, 2003, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. We will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders, the proxy card and ResCare’s Annual Report for the fiscal year ended December 31, 2003 to ResCare’s shareholders on or about June 30, 2003.

     Record Date, Quorum, Vote Required

     Shareholders who owned ResCare common shares at the close of business on June 17, 2003 are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 24,427,606 ResCare common shares issued and outstanding. ResCare common shares are the only class of voting shares. Each person who holds common shares is entitled to one vote per common share owned on all matters voted on at the annual meeting except for the election of directors. In the election of directors, there is cumulative voting; that is, you are entitled to vote the number of shares you own multiplied by three, the number of members of the board of directors to be elected at the meeting. You may cast all of your votes for one candidate or distribute your votes among two or more candidates.

     There must be a quorum in order to hold a valid meeting. There will be a quorum at the annual meeting if holders of 12,213,804 common shares are present in person or by proxy. The three nominees for director who receive the most votes will be elected. The proposal to ratify the selection of KPMG LLP as independent auditors, the shareholder proposals and all other matters that may properly come before the annual meeting will each be approved if more votes are cast in favor of the proposal than are cast against it.

     The inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the annual meeting and will determine if there is a quorum. The inspectors will treat abstentions as shares that are present and entitled to vote to determine if there is a quorum, but as not voted to determine if a matter is approved. Thus, if you abstain from voting on a proposal to be voted on at the 2003 annual meeting, it will have no effect on whether the proposal is approved. On matters that require approval by the affirmative vote of a majority of the outstanding shares, an abstention has the same legal effect as a vote “against” the matter.

     If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter (a broker non-vote), the inspectors will not consider those shares as present and entitled to vote on that matter. Abstentions and broker non-votes will have no effect on the election of directors.

     Voting and Revocation of Proxy

     If your proxy card is properly signed and returned to ResCare and is not revoked, your proxy holder will vote according to your instructions. If there are no specific instructions on the proxy card, your proxy holder will vote the shares represented:

•	FOR the election of the people nominated as directors in this proxy statement;

•	FOR the ratification of the selection of KPMG LLP as ResCare’s independent auditors for the current fiscal year;

•	AGAINST the shareholder proposals; and

•	In the proxy holder’s best judgment on such other matters that may properly come before the annual meeting.

     In addition, if another shareholder votes shares cumulatively in the election of directors or votes for a person other than the nominees named in this proxy statement or substitutes for those nominees, then the proxy holders will have the discretionary authority to vote your shares cumulatively and distribute the votes represented by proxy cards among the nominees listed in this proxy statement and any other nominees as the proxy holders, in their best judgment, determine.

     You may revoke your proxy at any time in one of three ways by:

•	giving written notice of the revocation to the Secretary of ResCare;

•	signing and delivering a proxy with a later date; or

•	attending and voting in person at the annual meeting.

     Your proxy will not be revoked as to any matter that has already been voted on under the authority of the proxy before the revocation. Your presence at the annual meeting does not by itself revoke the proxy.

Ownership of Equity Securities

     The following table shows information about the beneficial ownership of ResCare common shares as of May 31, 2003 by:

•	each person known to ResCare who beneficially owns more than 5 percent of the outstanding ResCare common shares or has filed a Schedule 13G with the Securities and Exchange Commission with respect to ResCare shares;

•	each of ResCare’s directors and nominees for director;

•	each of ResCare’s executive officers named in the Summary Compensation Table; and

•	all directors and executive officers of ResCare as a group.

Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares.

	Number of Shares
Name of Beneficial Owner (1)	Beneficially Owned(2)		Percent of Total (2)

DIRECTORS AND NAMED EXECUTIVE OFFICERS
James R. Fornear	1,843,706	(3)(4)	7.6%
Ronald G. Geary	1,561,355	(5)	6.3%
Vincent D. Pettinelli	1,327,596	(6)	5.5%
Michael J. Foster	1,140,613	(7)	4.7%
Spiro B. Mitsos, Ph.D.	235,390	(8)	1.0%
Paul G. Dunn	170,401	(9)	*
E. Halsey Sandford	119,064	(10)	*
Vincent F. Doran	75,520	(11)	*
Ralph G. Gronefeld, Jr.	50,531	(12)	*
L. Bryan Shaul	47,444	(13)	*
Olivia F. Kirtley	44,175	(14)	*
Seymour L. Bryson, Ph.D.	23,312	(15)	*
Steven S. Reed	—	—	*
All directors and executive officers as a group (15 persons)	6,716,621	(16)	26.5%

*	Indicates less than 1 percent of outstanding common shares.

OTHER SECURITY HOLDERS WITH MORE THAN 5% OWNERSHIP
FMR Corporation	2,608,645	(17)	10.7%
FleetBoston Financial Corporation	2,447,387	(17)	10.1%
Amalgamated Gadget, LP	1,305,716	(17),(18)	5.3%
Margaret H. Fornear	1,363,876	(3)	5.6%

(1)	The following are addresses of the people ResCare knows beneficially own more than five percent of the outstanding common shares: James R. and Margaret H. Fornear, 175 Bayview, Naples, Florida 34108; Vincent D. Pettinelli, 5943 Macewen Court, Dublin, Ohio 43017; Ronald G. Geary, 10140 Linn Station Road, Louisville, Kentucky 40223; FMR Corporation, 82 Devonshire Street, Boston, Massachusetts 02109; FleetBoston Financial Corporation, 100 Federal Street, Boston, Massachusetts 02110; Amalgamated Gadget, LP, City Center Tower II, 301 Commerce Street, Suite 2975, Fort Worth, Texas 76102.

(2)	Each named person or group is considered to be the beneficial owner of securities that the person may acquire within 60 days through the exercise or conversion of convertible securities, options, warrants and rights, if any. Those securities are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or group. The securities are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group. The number of shares includes shares that would be issued when a person converts convertible securities or when a person or group exercises options (including employee stock options).

(3)	As husband and wife, James R. Fornear and Margaret H. Fornear each may be considered the beneficial owner of the common shares owned by the other under the applicable rules of the SEC. Both Mr. and Mrs. Fornear disclaim such beneficial ownership and the amounts shown for each of them excludes the shares beneficially owned by the other. The totals do not include shares owned by Mr. and Mrs. Fornear’s adult children nor does it include shares held for the benefit of family members in trusts with an independent trustee.

(4)	Includes 10,575 shares subject to options that are presently exercisable.

(5)	Includes 485,570 shares subject to options that are presently exercisable and 1,712 shares held for the benefit of Mr. Geary by the Retirement Savings Plan over which Mr. Geary has no voting power but does have investment power. Also includes 224,000 shares held by three limited liability companies in each of which Mr. Geary holds a 50 percent interest. Mr. Geary shares voting and investment power with respect to the shares held by these limited liability companies. Excludes 4,400 shares held by Mrs. Geary in which Mr. Geary disclaims beneficial ownership.

(6)	Includes 6,075 shares subject to options that are currently exercisable and 1,159,908 shares held by a trust of which Mr. Pettinelli is trustee and beneficiary. Does not include 300,000 shares held in a charitable remainder trust of which Mrs. Pettinelli is trustee and in which Mr. Pettinelli disclaims beneficial ownership.

(7)	Includes shares held by a limited partnership of which Mr. Foster is the general partner of the general partner of the limited partnership. Also includes 1,125 shares subject to options that are presently exercisable.

(8)	Represents shares owned jointly by Dr. and Mrs. Mitsos over which they share voting and investment power and includes 3,375 shares subject to options that are presently exercisable.

(9)	Includes 3,300 shares owned jointly by Mr. and Mrs. Dunn over which they share voting and investment power and 167,101 shares subject to options that are presently exercisable.

(10)	Includes 3,375 shares subject to options that are presently exercisable. Does not include 155,622 shares held in trust for the benefit of Mrs. Sandford and their children for which Mrs. Sandford is trustee and over which Mr. Sandford has no voting or investment power and in which he disclaims any beneficial interest.

(11)	Includes 74,520 shares subject to options that are presently exercisable.

(12)	Includes 49,067 shares subject to options that are presently exercisable and 764 shares held by the Retirement Savings Plan over which Mr. Gronefeld has no voting power, but does have investment power. Also includes 700 shares held in Mrs. Gronefeld’s IRA over which Mr. Gronefeld holds neither voting nor investment power.

(13)	Includes 42,944 shares subject to options that are presently exercisable.

(14)	Includes 4,500 shares over which Ms. Kirtley exercises sole voting and investment power and 28,500 shares over which she shares voting and investment power with her husband. Also includes 600 shares in Dr. Kirtley’s IRA over which Ms. Kirtley has neither voting nor investment power and includes 10,575 shares subject to options that are presently exercisable.

(15)	Includes 15,075 shares subject to options that are presently exercisable.

(16)	Includes 942,891 shares subject to options that are presently exercisable.

(17)	The information is based on the Schedule 13G filed with the SEC reflecting ownership as of December 31, 2002.

(18)	Includes 305,716 shares issuable upon the conversion of ResCare 6% Subordinated Convertible Notes due 2004.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

     The Board of Directors is divided into three classes. The term of the Class I directors expires at the 2005 annual meeting. The Class II directors will serve until the 2003 annual meeting and the term of the Class III directors will expire at the 2004 annual meeting. The Board of Directors proposes that the directors nominated below, all of whom are currently serving as Class II directors, be re-elected as Class II directors to serve until the 2006 annual meeting of shareholders or until their successors have been elected.

Nominees

     Unless you instruct them otherwise, the proxy holders intend to vote the shares covered by valid proxies FOR the election of the three nominees named in the following table to the board of directors. If any of these people will not be available to serve as a director, the proxy holders will have the discretion to vote FOR a substitute. In addition, the proxy holders will have the discretion to vote or withhold their vote for any additional nominees named by shareholders and to vote cumulatively if any shareholder should vote cumulatively. The board of directors is not aware of any circumstances in which any of the following people would not be available to continue to serve as a director, if elected.

		Director or
Name	Age	Officer Since	Principal Occupation

Nominees

Class II – 2006

Seymour L. Bryson	65	1989	Associate Chancellor (Diversity), Southern Illinois University at Carbondale

Steven S. Reed	41	2003	Attorney

E. Halsey Sandford	70	1984	Retired

Continuing Directors

Class 1 – 2005

Michael J. Foster	50	2001	Vice President of RFE Management Corporation

Olivia F. Kirtley	52	1998	Business Consultant

Vincent D. Pettinelli	59	1999	Retired

Class III – 2004

James R. Fornear	72	1974	Retired

Ronald G. Geary	55	1990	Chairman of the Board, President and Chief Executive Officer of ResCare

Spiro B. Mitsos	72	1974	Retired

     James R. Fornear, the founder of ResCare, served as Chairman of the Board of ResCare from 1984 until 1998. Mr. Fornear was the President of ResCare from 1974 to 1990 and Chief Executive Officer of ResCare from 1989 to 1993.

     Ronald G. Geary, an attorney and certified public accountant, has served as a director and President of ResCare since 1990 and as Chief Executive Officer since 1993. He was elected Chairman of the Board in June 1998 when Mr. Fornear retired. Before he was named Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993. Mr. Geary is a director of Ventas, Inc., a real estate investment trust, and has been a director of Alterra Healthcare Corporation, an operator of assisted living communities, since May 2001.

     E. Halsey Sandford has been a director of ResCare since 1984 and served as Senior Executive from 1997 until March 2001 when he retired. From 1992 to 1997, Mr. Sandford served as Executive Vice President responsible for development for ResCare’s Division for Persons with Disabilities.

     Spiro B. Mitsos, Ph.D., a retired psychologist, has been a director of ResCare since 1974. He has been Secretary of ResCare since 1984 and he served as Treasurer of ResCare from 1984 until 1998. Dr. Mitsos was employed by ResCare to provide psychological consultation services to facilities operated by ResCare from 1984 until he retired in 2000. Dr. Mitsos has served as an adjunct faculty member at Southern Illinois University, the University of Kentucky and the University of Evansville.

     Seymour L. Bryson, Ph.D. has served as a director of ResCare since 1989. Since 1984, Dr. Bryson has held several positions with Southern Illinois University at Carbondale, including professor in the University’s Rehabilitation Institute, Dean of the College of Human Resources, Special Assistant to the Chancellor, Executive Assistant to the President and Executive Assistant to the Chancellor.

     Olivia F. Kirtley, a business consultant, has served as a director of ResCare since 1998. Ms. Kirtley is Past Chair of the American Institute of Certified Public Accountants (AICPA) and currently serves as Chair of the AICPA Board of Examiners. From 1991 to 2000, Ms. Kirtley served as Vice President and Chief Financial Officer of Vermont American Corporation, a leading manufacturer and marketer of power tool accessories. Ms. Kirtley is a director of Lancer Corporation, a worldwide manufacturer and distributor of fountain drink dispensing equipment, Alderwoods Group, Inc, an operator of funeral homes, and Papa Johns International, Inc., an international pizza company.

     Vincent D. Pettinelli has served as a director of ResCare since 1999. Mr. Pettinelli is the founder of PeopleServe, Inc., a provider of services to persons with mental retardation and developmental disabilities, serving as president from 1979 until 1996 and as Chairman of the Board from 1996 until its acquisition by ResCare in 1999.

     Michael J. Foster has served as a director of ResCare since 2001. Since 1989, Mr. Foster has been employed by RFE Management Corp., the investment manager for RFE Investment Partners V, L.P. and other private equity investment funds. Mr. Foster currently serves as a director of several privately held portfolio companies of RFE Investment Partners V, L.P. and the other investment funds managed by RFE Management Corp.

     Steven S. Reed has served as a director of ResCare since February 2003. Mr. Reed practices law at Reed & Wicker, LLC, Louisville, Kentucky, where he is Managing Member. Mr. Reed was United States Attorney for the Western District of Kentucky from 1999 to 2001 and an Assistant U.S. Attorney for the same district from 1993 to 1999. From 2001 to 2002 he was a partner in the Louisville, Kentucky law firm of Wyatt, Tarrant & Combs. Mr. Reed is the Chair of the Board of Trustees of the University of Kentucky, serving as a Trustee since 1994.

     During 2002, there were eight meetings of the board of directors. During this period, each director attended at least 75 percent of all meetings of the board of directors and of the committees on which he or she served during the year.

Executive Officers of ResCare

     The executive officers of ResCare are Ronald G. Geary, whose experience is described above, Paul G. Dunn, Ralph G. Gronefeld, Jr., L. Bryan Shaul, Vincent F. Doran, Katherine W. Gilchrist, and William J Ballard.

     Mr. Dunn, age 37, has served as Chief Development Officer since 1997 and has responsibility for overseeing all ResCare’s development activities. From 1999 to 2000, he also served as Executive Vice President for Alternative Youth Services and Youthtrack. From 1992 to 1997, Mr. Dunn was employed by Laidlaw, Inc., most recently as Corporate Director, Financial Operations for the Laidlaw Medical Transportation, Inc. subsidiary, an operator of ambulance services.

     Mr. Gronefeld, age 44, was named President, Division for Persons with Disabilities in March 2002 after serving as Executive Vice President-Operations of that Division from March 2001. He also served as ResCare’s Chief Financial Officer from May 1998 until March 2001. He previously served as Executive Vice President of Operations for the Division for Youth Services and Vice President responsible for ResCare’s Alternative Youth Services and Youthtrack subsidiaries. Mr. Gronefeld joined ResCare in June 1995 as Director of Internal Audit. From July 1995 through March 1996, he served as interim senior administrator for ResCare’s west region in its Division for Persons with Disabilities.

     Mr. Shaul, age 58, has served as Executive Vice President of Finance and Administration and Chief Financial Officer since March 2001. Before coming to ResCare, he served at Humana Inc., a health insurance company, as Vice President-Finance and Controller from March 2000, and as Vice President of Mergers and Acquisitions from March 1999 to March 2000. Before joining Humana, Mr. Shaul was Chief Financial Officer of Primary Health, Inc. in Boise, Idaho, a physician practice management and HMO company, from February 1997 to February 1999.

     Mr. Doran, age 52, has served as President, Division for Training Services since January, 2002 after serving as President of the Division for Youth Services from August 2000 and as President, Job Corps Operations from 1997. Before joining ResCare, Mr. Doran was President for Job Corps Operations for Teledyne Economic Development, a product line of the Teledyne Controls business of Teledyne Industries, Inc., a publicly traded conglomerate where he had been employed in various capacities for twenty-five years.

     Ms. Gilchrist, age 50, a certified public accountant, joined ResCare as Vice President and Chief Financial Officer for the Division for Persons with Disabilities in March 2001. From 1998 to 2001, Ms. Gilchrist served as Vice President-Financial Operations for the East Region of American Medical Response, Inc. (a subsidiary of Laidlaw, Inc.), a national healthcare transportation services company.

     Mr. Ballard, age 61, joined ResCare as President of the Division for Youth Services in January, 2002. From 1992 until he joined ResCare, Mr. Ballard served as Chairman and Chief Executive Officer of Children’s Comprehensive Services, Inc., a publicly traded provider of services for at-risk and troubled youth.

Committees of the Board of Directors

     ResCare’s board of directors has an executive committee, an audit committee, an executive compensation committee, a corporate governance and nominating committee and a compliance oversight committee. The board of directors appoints the members of each committee for a term beginning after the first regular meeting of the board following the annual meeting and until their respective successors are elected and qualified.

     Executive Committee

     The executive committee’s primary responsibility is to act as an interim board on business matters normally brought before the directors. The executive committee is responsible for developing and monitoring ResCare’s long-range plans, providing the types and frequency of reports required by the board, reviewing all expansion plans for recommendation to the board, and assisting in monitoring relationships with financial institutions. Messrs. Fornear, Geary, Sandford and Foster and Ms. Kirtley currently serve as members of the executive committee. During 2002, there were twenty-six meetings of the executive committee.

     Audit Committee

     The audit committee selects the auditing firm to be retained each year as independent auditors of ResCare’s financial statements and to perform services related to the audit. It approves any non-audit services to be performed by the independent auditors. It reviews with the independent auditors the scope and results of their audit as well as ResCare’s financial condition and results of operations, internal accounting and control procedures, financial reporting policies and practices, internal audit reports, and makes reports and recommendations to the board as it deems appropriate. It reviews and approves any transactions that could involve a conflict of interest and at least once each year it reviews the terms of all material transactions and arrangements between ResCare and related parties. For additional information, see the Report of the Audit Committee on page 21. Ms. Kirtley, Dr. Bryson and Mr. Foster serve on the audit committee, which Ms. Kirtley chairs. All of the members are non-employee directors of ResCare and are “independent” directors within the meaning of the rules of the Nasdaq National Market and the Sarbanes-Oxley Act. The committee met seven times during 2002.

     Corporate Governance and Nominating Committee

     The Corporate Governance and Nominating Committee was established in January 2003 and exercises general oversight with respect to the governance of the board of directors. It reviews and recommends proposed nominees for director, evaluates and recommends governance practices, leads the annual board performance review, recommends the size of the board, its composition and tenure, reviews and recommends policies applicable to directors, including compensation and retirement, assesses independence of directors and compliance with applicable law and rules, recommends membership of board committees, reviews shareholder proposals and makes recommendations of changes to ResCare’s Articles of Incorporation and Bylaws. Messrs. Reed and Foster and Ms. Kirtley serve on the corporate governance and nominating committee, which Mr. Reed chairs.

     Executive Compensation Committee

     The executive compensation committee determines the cash and other incentive compensation, if any, to be paid to ResCare’s executive officers, reviews performance evaluations for the executive officers, and administers ResCare’s stock option plan. Dr. Bryson, Mr. Foster and Ms. Kirtley currently serve as members of the executive compensation committee, which Dr. Bryson chairs, and are independent non-employee directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934). The committee met two times during 2002.

     Compliance Oversight Committee

     The compliance oversight committee assists the board of directors in monitoring the effectiveness of ResCare’s corporate compliance program. Dr. Mitsos and Messrs. Pettinelli and Sandford currently serve as members of the compliance oversight committee, which Dr. Mitsos chairs. The committee met four times during 2002.

Certain Relationships and Related Transactions

     Prior to June 1, 2003, Mr. Pettinelli had an interest in partnerships that owned approximately 60 properties that are leased to subsidiaries of ResCare or to non-profit agencies with which subsidiaries of ResCare have management agreements. The leases generally had original terms ranging from 10 to 25 years. Rental expense under the leases with the ResCare subsidiaries totaled approximately $1.0 million annually. ResCare subsidiaries had guarantee obligations with respect to certain of the indebtedness of the lessor partnerships. Mr. Pettinelli held the debt and the mortgages on certain of the properties. If ResCare or any of its subsidiaries incurred any liability with respect to financing of the properties, Mr. Pettinelli agreed to assign his rights under the financing instruments he held to a subsidiary of ResCare. Mr. Pettinelli also has an obligation to indemnify the ResCare subsidiaries with regard to any such guarantee obligations and the indemnification is secured by a pledge of escrowed ResCare common shares and/or other securities.

     The arrangements described above are in the process of being restructured with new leases, which restructuring is subject to certain state governmental approval. Under the new arrangement, should it be approved, effective June 1, 2003, all of the leases with the partnerships terminate and new leases are effective. The arrangements with the partnerships in which Mr. Pettinelli was a partner were restructured such that the number of facilities leased by ResCare subsidiaries or the non-profit corporations with management agreements with ResCare subsidiaries from an entity wholly-controlled by Mr. Pettinelli or from partnerships in which Mr. Pettinelli has an interest has been reduced to 47. The new leases have initial terms of five years with two five-year renewals. Rental expense under the leases with the ResCare subsidiaries totals approximately $1.2 million annually. Under the new arrangement, ResCare subsidiaries will be released from their guarantee obligations on indebtedness of the prior lessor partnerships and Mr. Pettinelli’s obligation to indemnify the ResCare subsidiaries with regard to the guarantee obligations will be terminated. As a result of the termination of the indemnification, the pledge of escrowed ResCare common shares held by Mr. Pettinelli will be released.

     In June 2001, a subsidiary of ResCare sold nine real estate properties to S-M Properties, LLC, in which a stepdaughter of Mr. Fornear and her husband have an interest. The property was sold for $3.7 million and is leased by another ResCare subsidiary. The lease is for a term of 15 years with options to renew for two 5-year and one 4-year, 11 month terms. The rent is equal to 11.367 % of the sales price annually for the first three years then 11 % of the sales price annually for the next two years of the initial term. The rent increases to 12.14 % of the sales price annually for the next five years and to 13.41 % of the sales price annually for the final five years of the initial term. Mr. Fornear did not participate when the executive committee and the board discussed the transaction.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires ResCare’s directors and executive officers and people who own more than 10 percent of ResCare’s common shares to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports, there were no late filings of the reports in 2002.

Report on Executive Compensation

     Compensation Philosophy and Policies for Executive Officers

     The executive compensation committee believes the most effective executive compensation program aligns the interests of shareholders and executives. ResCare’s primary objective is to provide quality services to people with special needs while enhancing long-term shareholder value. The executive compensation committee is committed to a strong, positive link between ResCare’s strategic business goals and its compensation and benefit goals.

          ResCare’s executive compensation program has been designed to support the objectives of promoting high quality service and creating shareholder value by:

•	providing incentives and rewards that are closely linked to individual, divisional and company-wide performance in achieving quality of service and financial goals as identified in ResCare’s strategic plan;

•	providing compensation opportunities that create an environment that attracts and retains talented employees on a long-term basis; and

•	directly aligning the interests of executives with the long-term interests of shareholders by making long-term stock appreciation a significant element of executive compensation through grants of stock options in connection with their employment agreements.

     The executive compensation committee determined that employment contracts with executive officers as well as other key employees serve to attract and retain the high quality employees that ResCare needs. The employment contracts for the named executive officers are described in this proxy statement.

Components of Executive Compensation

     The three primary components of ResCare’s executive compensation are: base salary, annual cash incentive (bonus) and long-term incentive opportunity in the form of incentive and non-qualified stock options.

     Base Salaries

     Individually negotiated employment contracts establish the base salaries of ResCare’s named executive officers. The base salaries, which are generally subject to annual cost-of-living increases, are designed to be market competitive.

     Annual Incentives

     The annual incentive bonus plan is designed to support the company’s strategic business plan and to reward achievement of individual, divisional, and company-wide quality of service, operational and financial goals. The committee establishes financial and non-financial performance measures with threshold and maximum performance targets for Mr. Geary and it advises on such measures for the other executive officers of Res-Care. Personal and operational goals are weighted more heavily than the company performance in establishing the measures. The target incentive award opportunity is expressed as a percentage of the executive’s base salary.

     Stock Options

     ResCare’s incentive stock option plan ties the interests of the executives and the key employees who have an impact on the company’s performance to the interests of the shareholders and to ResCare’s long-term performance. Since 2000, ResCare has granted stock options based on employment contracts with employees and, at the end of 2002, the company converted some compensation cost of living increases and accrued paid time off into stock options for executives and employees with employment contracts or with salaries at a prescribed level. Mr. Geary’s employment agreement provides for annual grants of stock options. The other executives received one-time grants of incentive stock options at the time they signed new employment contracts. The committee may award additional stock option grants based on performance.

     Executive Compensation

     The elements of Mr. Geary’s compensation are set forth in his employment agreement, which was originally signed in 1995 and has renewed automatically through September 2003. The agreement provides for an annual salary adjustment based upon a cost of living index. Mr. Geary can earn a bonus based on the achievement of criteria related to the performance of ResCare that he and the members of the committee determine before January 1 for the upcoming year.

     The compensation of the other executive officers is set forth in their respective employment agreements, which are described elsewhere in this proxy statement.

     In light of ResCare’s financial performance, in 2002 all of the executive officers waived the cost of living increases provided in their contracts.

     In 2003, ResCare’s executive officers agreed to several changes to their employment agreements that would reduce their cash compensation in light of a company-wide wage freeze. Although the executives initially agreed to waive any cash bonus earned for calendar 2002, the Committee felt it was appropriate to grant stock options in lieu of the earned cash bonuses. Mr. Geary waived the stock option grant as well as the bonus. The executives also agreed to give ResCare the choice to pay annual bonuses in future years in either cash or options and to condition their receipt of any bonus to ResCare’s attaining a minimum earnings threshold. The executives also accepted stock options grants in lieu of cost of living increases for 2003 and accrued paid time off they agreed to waive. Although Mr. Geary initially waived his cost of living increase without stock options, the committee concluded it was appropriate to grant options in consideration of his waiver of that increase.

     Because we do not contemplate that ResCare will pay its executive officers any compensation that will be subject to the $1 million limitation on deductions imposed by Section 162(m) of the Internal Revenue Code, we have not adopted any policies with respect to limiting executive compensation to amounts that are deductible.

Executive Compensation Committee

Seymour L. Bryson, Chair Olivia F. Kirtley Michael J. Foster

Executive Compensation

Summary Compensation Table

     The following table provides information concerning compensation awarded to, earned by or paid to the executive officers of ResCare during the year ended December 31, 2002:

				Long-Term
				Compensation
	Annual Compensation			Awards

				Securities
				Underlying
Name and Principal Position				Options/SAR	All Other
as of December 31, 2002	Year	Salary	Bonus(1)	(shares)	Compensation(2)

Ronald G. Geary	2002	$332,935	$0	112,500	$14,982
Chairman of the Board, President and	2001	355,344	0	112,500	15,542
Chief Executive Officer	2000	332,253	0	—	14,459
Vincent F. Doran	2002	272,580	0	—	12,101
President, Division for Training	2001	273,079	0	—	5,957
Services	2000	192,457	60,000	50,000	8,228
Ralph G. Gronefeld, Jr.	2002	225,674	0	22,787	8,271
President, Division for Persons with	2001	207,119	55,650	35,000	7,878
Disabilities	2000	164,504	0	—	7,127
Paul G. Dunn	2002	216,750	0	10,181	9,830
Chief Development Officer	2001	210,736	48,300	35,000	16,421
	2000	163,178	0	—	7,074
L. Bryan Shaul	2002	200,000	0	17,454	1,385
Chief Financial Officer	2001	150,000	45,200	35,000	—
	2000	—	0	—	—

(1)	Bonuses paid to the executive officers are based on attainment of performance goals and as otherwise provided in their employment agreements. In April 2003, the Executive Compensation Committee recommended the grant of stock options in lieu of cash bonuses earned for 2002 for the executive officers. Those grants are included in the Long-Term Compensation Awards column. Mr. Geary waived the cash bonus and the stock option grant in lieu of the bonus for 2002.

(2)	Except as noted, All Other Compensation represents amounts ResCare contributed to the Retirement Savings Plan, and to the 401(k) Restoration Plan, which is described later. Mr. Dunn’s other compensation for 2001 includes forgiveness of the balance of $8,482 due on a loan ResCare made to him.

     ResCare has established the 401(k) Restoration Plan to permit certain members of management to defer compensation pre-tax and to permit ResCare to contribute on behalf of such employees without the restrictions imposed by the Internal Revenue Code on the tax-qualified Retirement Savings Plan. ResCare’s matching contribution is coordinated between the two plans so that ResCare matches on behalf of each participant the employee’s contribution dollar for dollar up to the first 3% and one-half of the next 2% of the employee’s salary, which is the same as the contribution ResCare makes for employees who participate in ResCare’s Retirement Savings Plan.

     Option Grants in 2002

Potential Realized Value
at Assumed Annual Rates of Stock
	Individual Grants			Price Appreciation for Option Term (1)

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted (#)	Fiscal Year	($/SH)	Date	5% ($)	10% ($)

Ronald G. Geary	112,500	31.49%	8.17	02-22-08	$312,590	$709,161

(1)	The dollar amounts in this table represent the potential value that may be realized of the stock options granted, assuming that the market price of the shares appreciate in value from the date of grant to the end of the option term at annualized rates of five and ten percent. Therefore, these amounts are not the actual value of the options granted and are not intended to forecast possible future appreciation, if any, of the prices of ResCare common shares. No assurances can be given that the share prices will appreciate at these rates or at all.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

     No officer exercised stock options during the year ending December 31, 2002. The following table indicates the total number of exercisable and unexercisable stock options on December 31, 2002 held by the executive officers named in the Summary Compensation Table and the related value of such options based on the last sales price of the common stock on The Nasdaq National Market on December 28, 2002 of $3.62 per share.

			Number of Securities Underlying				Value of Unexercised
			Unexercised Options				In-the-Money Options
			at December 31, 2002 (#)				At December 31, 2002 ($)

	Shares
	Acquired on	Value Realized
Name	Exercise (#)	($) (1)	Exercisable		Unexercisable		Exercisable	Unexercisable

Ronald G. Geary	—	$—	500,600	shares	0	shares	$—	$—
Vincent F. Doran	—	—	68,400	shares	23,750	shares	—	—
Ralph G. Gronefeld, Jr.	—	—	14,000	shares	21,000	shares	—	—
Paul G. Dunn	—	—	145,200	shares	21,000	shares	—	—
L. Bryan Shaul	—	—	14,000	shares	21,000	shares	—	—

(1)	Market value on the date of exercise of shares acquired upon exercise, less the option exercise price.

Employment Agreements

     Mr. Geary has an employment agreement with ResCare that was signed in 1995. The agreement automatically renews for one-year periods beginning one year before the expiration date so that the remaining term equals two years unless either ResCare or Mr. Geary gives notice of termination. The current term of the Agreement is scheduled to expire in September 2003. Under the agreement, Mr. Geary received a base salary of $300,000 in 1995 which is adjusted each year based on the increase in the consumer price index for Urban Wage Earners and Clerical Workers. Mr. Geary waived the CPI increase for the calendar year 2002, and in April 2003 after initially waiving his cost of living increase, Mr. Geary received a grant of options to purchase 3,632 ResCare common shares as part of a program in which employees with employment agreements were offered options in lieu of cost of living salary increases under their employment agreements. Mr. Geary is eligible for an annual bonus equal to up to 50 percent of his base salary based on performance criteria to which Mr. Geary and the executive compensation committee of the Board of Directors mutually agree on or before January 1 of each year. Mr. Geary did not earn a bonus in 2001. In April 2003 the Executive Compensation Committee approved a grant of options to purchase 37,833 common shares in lieu of a cash bonus for 2002 which Mr. Geary waived. In addition, ResCare grants Mr. Geary options to purchase 112,500 common shares on the last Thursday of February during each of the remaining years of the term of the agreement at the fair market value on the date of the grant. In May 2000, Mr. Geary terminated options for 112,500 shares granted under his employment agreement for February 1998 for total consideration of $1.00 and he waived options for 112,500 shares that would have been granted for February 2000 under his employment agreement for total consideration of $1.00.

     In addition, ResCare provides to Mr. Geary the maximum disability insurance coverage permitted under ResCare’s current benefit plan, equips an office in Mr. Geary’s home, and pays fees for personal tax and financial planning and for an annual physical. The agreement also provides that if Mr. Geary’s employment is terminated following a change in the control of ResCare, Mr. Geary will be entitled to receive the unpaid balance of his full base salary through the effective termination date of the agreement and for an additional two years. The agreement may be terminated with or without cause at any time. If it is terminated without cause, Mr. Geary will continue to receive his base salary for the balance of the term. He would also receive a prorated bonus earned for that year plus any unpaid cash bonus for a prior year. If there is a change of control of ResCare, or if the agreement is terminated without cause, ResCare will repurchase unexercised vested options.

     ResCare has employment agreements with Messrs. Dunn, Gronefeld, Doran, and Shaul that contain substantially the same terms and conditions. The agreements are for initial terms of three years commencing January 1, 2001 for Messrs. Dunn and Gronefeld, and August 1, 2000 for Mr. Doran. Mr. Shaul’s contract is for an initial term of thirty-three months commencing on March 31, 2001. The agreements renew automatically for one-year periods after the expiration of their respective terms unless either ResCare or the employee gives notice of termination. ResCare may terminate all of the agreements with or without cause at any time. Base salary for Mr. Dunn is $210,000, $235,000 for Mr. Gronefeld, $250,000 for Mr. Doran, and $200,000 for Mr. Shaul subject to annual increases equal to the greater of 5 percent or the consumer price index “All Items” category (Washington-Baltimore All Items for Mr. Doran). All of the executives waived the salary increase for the calendar year 2002. When Mr. Dunn was employed by ResCare, he executed two promissory notes to ResCare for $15,000 each. One Note was paid off in 2001 through forgiveness based on the terms of his contract. The maturity date of the second note was extended to May 2004 and on May 1 of each year beginning in 2002, ResCare forgives one-third of the outstanding principal balance of the note and one-third of the accrued and unpaid interest provided Mr. Dunn remains a full-time employee of ResCare. At May 31, 2003 the principal balance of this note was $5,000. In April 2000, ResCare paid Mr. Doran a retention bonus of $60,000. In addition, Mr. Doran receives an automobile allowance as allowed under federal regulations for Job Corps, and reimbursement of up to $3,000 for attorney fees.

     Each of these executives is eligible to receive a cash bonus based on an incentive program for the executive established each year in the contract and by ResCare’s Executive Compensation Committee. Messrs. Dunn, Gronefeld, and Shaul may earn up to 40% and Mr. Doran up to 35% of their base salaries based on meeting established division and/or company performance goals. The incentive payments are determined annually. In addition to the annual bonus, Mr. Doran is eligible to earn an additional bonus upon the award of additional Job Corps contracts to ResCare. The bonus is equal to 10% of the first year base management fee payable to ResCare under each new Job Corps contract. The bonus is earned upon the commencement of such new contract but is not payable until the first anniversary of the contract. If ResCare loses a Job Corps contract, Mr. Doran’s bonus can be reduced by 10% of the annual base fee of the lost contract.

     Upon entering into the employment agreements, each of the executives received a one-time grant of stock options. Mr. Doran was granted options to purchase 50,000 ResCare common shares, and Messrs. Gronefeld, Dunn, and Shaul were each granted options to purchase 35,000 ResCare common shares. For each executive, the options vest in 20% increments annually beginning as of the grant date and expire after five years.

     If their respective agreements are terminated by ResCare without cause, Messrs. Dunn, Gronefeld, and Shaul will receive the full base salary for one year and Mr. Doran for six months after termination. If Mr. Doran’s agreement is terminated without cause within one year after a change of ownership of ResCare, Mr. Doran will receive his full base salary for fifteen months after termination. In addition, for Mr. Dunn, ResCare will forgive the remaining principal balance and accrued but unpaid interest on his note payable to ResCare. If ResCare terminates an executive’s employment agreement for cause, the executive would not be entitled to any compensation following the date of termination other than the pro rata amount of the then current base salary through such date. If their employment is terminated for any reason, Messrs. Geary and Doran will be prohibited from competing with ResCare for one year and Messrs. Dunn, Shaul and Gronefeld will be prohibited from competing with ResCare for eighteen months. If Mr. Geary’s employment is terminated without cause, he is prohibited from competing until one year after his payments under the agreement end.

     In March 2003, all the named executives agreed to amend their employment agreements. Under the amendments: (1) ResCare granted stock options in lieu of the CPI salary increase for calendar 2003, (2) the executives agreed that ResCare may elect to pay all or a portion of the bonus earned for calendar 2003 and succeeding years in cash and/or stock options, and (3) ResCare granted stock options in lieu of the executives’ waiver of accrued paid time off for the five months between February 1 and June 30, 2003 and the executives agreed to use at least forty hours of their previously accrued paid time off during that same period. In May 2003, the employment agreements were further amended to accept a grant of stock options made previously by the Executive Compensation Committee in lieu of cash bonuses earned for calendar 2002 and to provide that there would be a threshold of earnings that ResCare must meet before bonus calculations would be made.

Compensation of Directors

     Directors who are employees of ResCare receive no compensation for their services as directors. Each of ResCare’s non-employee directors (all of the directors except Mr. Geary) receives:

•	an annual retainer of $18,000;

•	$1,500 for each board meeting that he or she attends;

•	$750 for each committee meeting he or she attends;

•	an annual retainer of $3,000 as a chair of a committee;

•	an annual retainer of $36,000 for each member of the executive committee; and

•	an annual grant of options to purchase 4,500 ResCare common shares under the 2000 Nonemployee Directors Stock Ownership Incentive Plan.

     Mr. Foster waives his fees and has directed ResCare to use them to fund a recognition program for ResCare employees.

Performance Graph

     The following graph shows the cumulative total shareholder return realized by ResCare’s shareholders during the period from December 31, 1997 through December 31, 2002 as compared to the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Health Services Index. The Nasdaq Health Services Index is prepared for Nasdaq by the Center for Research in Security Prices at the University of Chicago using companies within Standard Industrial Classification code 80 (Health Care). Upon request, ResCare will promptly provide to shareholders a list of all companies included in this Index. The graph assumes the investment on December 31, 1997 of $100 in ResCare common shares at the closing trading price on that date.

Report of the Audit Committee

     The audit committee oversees ResCare’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in ResCare’s Annual Report on Form 10-K for the year ended December 31, 2002 with management. In the course of their review, the audit committee discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of ResCare’s accounting principles and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. ResCare’s independent auditors also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and ResCare including the matters in the written disclosures required by the Independence Standards Board. The audit committee has also considered the compatibility of non-audit services with the auditors’ independence.

     The audit committee discussed with the independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of ResCare’s internal controls, and the overall quality of ResCare’s financial reporting. The audit committee also meets with the internal auditors, with and without management present, to provide guidance on the overall scope of the auditors’ activities and to review the results of their examinations.

     The board has adopted and amended a written charter setting out the audit related functions the audit committee is to perform. A copy of the amended charter is attached to this proxy statement at Appendix A.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The audit committee has selected KPMG LLP as ResCare’s independent auditors.

AUDIT COMMITTEE Olivia F. Kirtley, Chair Seymour L. Bryson Michael J. Foster

SELECTION OF INDEPENDENT AUDITORS

(Item 2 on the Proxy Card)

     Subject to ratification by shareholders at the annual meeting, the audit committee has selected the firm of KPMG LLP as the independent auditors for ResCare to audit its financial statements for the fiscal year ending December 31, 2003. KPMG LLP has served as the independent auditors for ResCare for all fiscal years beginning with the fiscal year ending December 31, 1989 and is, therefore, familiar with the affairs and financial procedures of ResCare. A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. ResCare has historically submitted this item for ratification by shareholders. If shareholders do not approve this proposal, the audit committee will consider soliciting proposals from other firms for independent auditor services.

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2002 and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit-related fees	$673,850

Financial information systems design and implementation	0

All other fees:
Audit-related fees (1)	$38,000
Other non-audit services (2)	4,350

$42,350

(1)	Audit-related fees consisted principally of audits of financial statements of employee benefit plans.

(2)	Other non-audit fees consisted principally of tax compliance.

     The board of directors recommends that the shareholders vote FOR ratification of the selection of KPMG LLP as ResCare’s independent auditors.

SHAREHOLDER PROPOSALS

     We expect the following proposals to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were presented to us. We take no responsibility for them. On request to ResCare’s secretary at the address listed under other matters on page 27, we will provide the names of co-sponsors, if any, and information that we have about the sponsors’ shareholdings.

     The Board of Directors recommends that you vote AGAINST proposals 3 and 4 for the reasons we give after each one.

SHAREHOLDER PROPOSAL ON DECLASSIFICATION
OF THE BOARD OF DIRECTORS

(Item 3 on the Proxy Card)

     This proposal was submitted by the New York State Common Retirement Fund, 110 State Street, Albany, New York 12236.

     RESOLVED: That the shareholders of ResCare, Inc. urge the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of Director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of Directors previously elected.

SUPPORTING STATEMENT

We believe the election of Directors is the most powerful way that shareholders influence the strategic direction of our company. Currently the Board of Directors of ResCare, Inc. is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interests of ResCare, Inc. and its shareholders. The elimination of the staggered board would require each Director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each Director individually. We believe that concerns that the annual election of Directors would leave ResCare, Inc without experienced board members in the event that all incumbents were voted out are unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent Directors’ contributions were not valued.

It is our belief that a classified board of Directors protects the incumbency of the board of Directors and current management, which in turn limits accountability to stockholders. It is also our belief that ResCare, Inc.’s corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. ResCare, Inc.’s current performance has not been optimal, and we believe sound corporate governance practices, such as the annual election of Directors, will impose the level of management accountability necessary to help insure that performance improves over the long term.

Classified boards like ours have become increasingly unpopular in recent years. Last year holders of a majority of shares voted for and against the proposal supported proposals asking their boards to repeal classified board structures at a number of respected companies, including Kroger, Merck, Airborne, Sears, Reebok International, PacifiCare, Morgan Stanley, Hasbro, Boeing and Bausch & Lomb.

For a greater voice in the governance of ResCare, Inc. and annual Board of Directors accountability we ask shareholders to vote YES on this proposal.

     The Board of Directors recommends a vote AGAINST the proposal for the following reasons:

     ResCare currently has three classes of directors, serving staggered three-year terms. From the time it first became a public company more than ten years ago, ResCare’s Articles of Incorporation have required the Board of Directors to be classified when the number of directors is nine or more. Thus, when we added a ninth director in 2001, the Board was, by operation of the Articles, divided into three classes.

     This proposal recommends that the Board take the necessary steps to declassify the Board of Directors, so that all directors would be elected annually. If approved, the proposal will not by itself declassify the Board.

     Declassification would require the Board to adopt an amendment to the Articles of Incorporation that would take effect only if approved by the affirmative vote of the holders of at least 80% of the outstanding shares. The highest percentage of shares represented at an annual meeting in recent years was 93%. We believe the time, effort and expense involved to obtain the affirmative vote of 80% of all outstanding shares in favor of a declassification amendment would be substantial, and we do not believe the likelihood of success would be high.

     We believe that the time and energy of ResCare’s management team and directors and ResCare’s financial resources could be more productively spent pursuing business and corporate objectives rather than a declassification amendment. A declassification effort would require ResCare to incur substantial proxy solicitation costs at a time when it must already budget for higher compliance expenses as new Sarbanes-Oxley reforms are phased in.

     We do not believe reducing the number of ResCare’s directors to eight would be a prudent alternative. The direct responsibilities of ResCare’s board of directors have grown substantially as a result of the reforms enacted by the Sarbanes-Oxley Act of 2002 and the related Nasdaq corporate governance rules. The Board of Directors believes the interests of shareholders would not be served by attempting to fulfill these responsibilities with fewer than nine directors.

     We believe that there are ancillary benefits from a staggered system. These include helping to maintain continuity and stability of ResCare’s business strategies and policies, which is particularly important to a company such as ResCare which operates in a highly regulated business. Directors who have experience with the company and knowledge about its business are a valuable resource and are in a better position to make the important and fundamental decisions that are best for the company and its shareholders. Moreover, we do not believe that directors who serve three-year terms are any less accountable for short-term results or any less responsive to shareholder concerns than directors who serve a series of one-year terms. The same standards of performance apply to all directors regardless of the term of service.

     We also believe that electing directors to three-year rather than one-year terms enhances the independence of non-management directors by providing them with a longer assured term of office. Three-year terms may also assist us in attracting director candidates who are willing to make a longer-term commitment to ResCare. In the event of any unfriendly or unsolicited proposal to take over or restructure ResCare, the staggered system would increase the time required to replace all incumbent directors, thus giving the Board of Directors greater leverage to act in a manner it believes is in the best interest of ResCare and all of its shareholders and maximizes shareholder value.

     If approved, this proposal will serve as a recommendation to the Board to take steps to eliminate the classified board, but will not by itself declassify the Board. As stated above, declassification can be accomplished only through an amendment to the Articles of Incorporation that requires the affirmative vote of the holders of at least 80% of outstanding shares.

SHAREHOLDER PROPOSAL: INDEPENDENCE
OF AUDIT COMMITTEE MEMBERS

(Item 4 on the Proxy Card)

     This proposal was submitted by District 1199 of the Health Care and Social Service Union, SEIU, AFL-CIO, 1395 Dublin Road, Columbus, Ohio 43215.

     RESOLVED that the shareholders of Res-Care, Inc. (“Res-Care” or the “Company”) urge the Board of Directors (the “Board”) to adopt a policy that all members of the audit committee shall be independent; provided, however, that in the event the Board does not contain a number of independent directors equal to the number of directors required to constitute the audit committee, compliance with this policy is excused.

     An “independent” director is one who is not, and has not been in the last five years:

•	employed by ResCare in an executive capacity,

•	an employee or owner of a ResCare paid advisor or consultant,

•	employed by a significant ResCare customer or supplier,

•	party to a personal services contract with ResCare or any executive officer of ResCare,

•	an employee, director or officer of a university or nonprofit organization which ResCare, or an executive officer or director of ResCare, has supported with grants or financial donations,

•	a relative of a ResCare executive, or

•	part of an interlocking directorate in which ResCare’s executive officer serves on the board of another company that employs or has employed the ResCare director.

     For purposes of this definition, “ResCare” includes any affiliate of ResCare.

SUPPORTING STATEMENT

     A corporation’s audit committee provides critical oversight of the financial reporting process. Investors rely on a corporation’s financial statements to reflect fairly the financial position of the corporation. Accordingly, a well-functioning audit committee is of crucial importance to shareholders.

According to ResCare’s last proxy statement, its audit committee is composed of three directors. Two of those directors are not independent under the definition set forth above. ResCare audit committee member Bruce Lunsford is the founder, current Chairman and former CEO of Ventas, a healthcare REIT that lists ResCare CEO Ronald Geary as a director. (Ventas’ 2002 proxy statement). And ResCare founder, former Chairman, former CEO and current director James R. Fornear endowed the Seymour Bryson Basketball Endowed Scholarship Fund at Southern Illinois University, Carbondale

where ResCare audit committee member Seymour Bryson serves as an Associate Chancellor.

     Many corporate governance experts and institutional investors believe that audit committees, to carry out their mandates effectively, must be composed exclusively of independent directors. The core policies of the Council of Institutional Investors (“CII”), provide that audit committees should be made up exclusively of independent directors. The corporate governance guidelines of TIAA-CREF and the California Public Employees’ Retirement Systems (“CalPERS”) contain similar principles.

     We believe that the independence definition proposed above, which is even stricter than that of CII, TIAA-CREF or CalPERS, will help ensure that the directors serving on the audit committee most effective represent the interests of the shareholders.

     We urge shareholders to vote for this proposal.

     The Board of Directors recommends you vote AGAINST this proposal for the following reasons:

     The Board recognizes the important role of the audit committee as an independent and objective monitor of ResCare’s system of internal accounting and financial reporting. The audit committee’s charter requires that its members meet the independence requirements of the Nasdaq Stock Market, the Securities Exchange Act, and the recently adopted rules of the Securities and Exchange Commission. All of the current members of ResCare’s audit committee, Olivia Kirtley, Seymour Bryson and Michael Foster, meet those requirements. In January 2003 Bruce Lunsford resigned from the board of directors and committees of ResCare and the other public companies on which he served in order to pursue opportunities for public service.

     During the past four years, the Board of Directors has sought to enhance the expertise and independence of its members. During that time we have added three independent directors, two of whom have substantial financial and accounting expertise and sit on our audit committee.

     In the past year, the Board has intensified its efforts to improve the governance of ResCare and increase the number and influence of its independent directors. Among other actions, we established a Corporate Governance and Nominating Committee comprised exclusively of independent directors. The new committee is responsible for evaluating the performance of the Board and its committees on an ongoing basis, and identifying potential director candidates who have skills and expertise that would complement those of ResCare’s current directors, including those currently serving on the audit committee. The charter of the Corporate Governance and Nominating Committee is attached to this proxy statement. We also increased the size of the Executive Committee from three to five and the Executive Committee now has a majority of independent directors.

     The Board of Directors believes it has made significant progress in its governance initiative, which is an ongoing effort. ResCare already complies with the audit committee independence rules and the other Nasdaq governance proposals which are not expected to require implementation before the 2004 annual meeting, and we anticipate making additional changes from time to time that would improve our governance structures. We do not believe it is practical for a company of ResCare’s size to adopt audit committee independence requirements that would be stricter than even the standards required by any of the national stock exchanges, or that having stricter requirements would benefit ResCare in its recruitment of talented and independent directors. Accordingly, we urge you to vote against the proposal.

SHAREHOLDERS’ PROPOSALS FOR THE 2004 ANNUAL MEETING

     Under Rule 14a-8 promulgated under the Exchange Act, ResCare shareholders may present proposals to be included in the ResCare proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to ResCare in a timely manner. Any such proposal must comply with Rule 14a-8.

     ResCare’s by-laws require shareholders who intend to propose business for consideration by shareholders at an annual meeting, other than shareholder proposals that are included in the proxy statement, to give written notice to the Secretary of ResCare not less than sixty days and not more than ninety days before the annual meeting. If shareholders receive less than seventy days notice or prior public disclosure of the date of the meeting, the Secretary of ResCare must receive notice of business to be proposed not later than the tenth day following the day on which ResCare mailed or publicly disclosed notice of the annual meeting. A shareholder must submit a matter to be raised at ResCare’s 2004 annual meeting and included in the proxy statement no later than February 28, 2004 and must include a brief description of the business, the reasons for conducting such business, any material interest the shareholder has in such business, the name and address of the shareholder as they appear on ResCare’s books and the class and number of ResCare common shares the shareholder beneficially owns.

     The Corporate Governance and Nominating Committee will consider shareholder recommendations for nominees as directors if shareholders comply with the requirements of ResCare’s bylaws. Recommendations must be submitted to ResCare’s Secretary at 10140 Linn Station Road, Louisville, Kentucky 40223 not less than 60 nor more than 90 days prior to the annual meeting or if less than 70 days notice or prior public disclosure of the date is given, it must be submitted no later than 10 days following the date notice was mailed or public disclosure was made.

     SEC rules set forth standards for what shareholder proposals ResCare is required to include in a proxy statement for an annual meeting.

OTHER MATTERS

     The board of directors does not know of any other business to be presented for consideration at the meeting. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters based on their best judgment.

     ResCare will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of ResCare (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the shareholders they represent and ResCare will reimburse them for their expenses.

     ResCare will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission, including the financial statements, notes to the financial statements and the financial schedules contained in the report. ResCare will also furnish copies of any exhibits to the report upon request, but may charge a reasonable copying charge for them. Shareholders should address requests for copies of any of these materials to Nel Taylor, Chief Communications Officer, Res-Care, Inc., 10140 Linn Station Road, Louisville, Kentucky 40223.

By order of the Board of Directors

SPIRO B. MITSOS
Secretary

     Please date, sign and return the enclosed proxy card in the enclosed envelope at your earliest convenience. Postage is not required if it is mailed in the United States.

ResCare, Inc.

Amended Audit Committee Charter

Organization

     There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be appointed by the board, and one member will be elected committee chair by the board. The committee composition will meet the requirements of the National Association of Security Dealers (NASD) for audit committees, including at least three directors who are independent of management of ResCare, each of whom shall be financially literate, and at least one member with accounting or financial management expertise.

Statement of Policy

     The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, investment community, governmental bodies, and the public, relating to the financial statements and the financial reporting process of ResCare, the systems of internal accounting and financial controls, the internal audit function, and the annual independent audit of ResCare’s financial statements. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the committee, the independent auditors, internal auditor, and the management of ResCare. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of ResCare and the power to retain outside counsel or other experts for this purpose.

Responsibilities

The	primary responsibility of the audit committee is to oversee ResCare’s financial reporting process on behalf of the board, and report the results of their activities to the board. Management is responsible for preparing ResCare’s financial statements, and the independent auditors are responsible for auditing those financial statements. In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions. The committee should take appropriate actions to set the overall corporate tone for quality financial reporting, sound business risk practices, and ethical behavior.

     In carrying out these responsibilities, the audit committee will:

•	meet four times per year or more frequently as circumstances require;

•	review and recommend to the board annually the selection of ResCare’s independent auditors;

•	confirm and assure the independence of the independent auditors, including receipt from the independent auditors of a formal written statement delineating all relationships between the auditor and ResCare, as required by the Independence Standards Board. The committee should actively engage in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors, and take appropriate action to oversee the independence of the outside auditors;

•	meet with the independent auditors and financial management of ResCare to review the scope and plan of the proposed audit for the current year. At the conclusion of the audit, review significant findings and any comments or recommendations of the independent auditors, including the status of previous audit recommendations, together with management’s responses;

•	review with the independent auditors, the internal auditor, and financial management, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable;

•	review the internal audit function of ResCare confirming and assuring the objectivity and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors;

•	receive a summary of findings from completed internal audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan or any difficulties encountered in the course of audit work;

•	review and discuss quarterly earnings release with management and the independent auditors prior to the distribution of the release to the public (if appropriate, committee chair may perform review); (adopted April 30, 2002)

•	review and discuss the audited financial statements with management and the independent auditors to determine that they are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review any changes in accounting principles;

•	meet periodically with the independent auditors, internal auditor and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the audit committee;

•	inquire of management, the independent auditors and internal auditor about significant risks or exposures and assess the steps management has taken to minimize such risks for ResCare;

•	meet periodically with in-house legal and compliance departments about significant risks and exposures, assess the steps management has taken to minimize such risks to the company, and consider the adequacy of disclosure in the company’s financial statement; (adopted April 30, 2002)

•	instruct management and the independent auditors that they must maintain an open and transparent relationship with the committee, and that the ultimate accountability of the independent auditors is to the board and the committee, as representatives of ResCare’s shareholders;

•	review accounting and financial human resources and succession planning within ResCare;

•	submit the minutes of all meetings of the audit committee to, and discuss significant results of the foregoing activities with, the board of directors; and

•	review and reassess the adequacy of this charter annually or as otherwise appropriate.

Res-Care, Inc.

Charter of the Governance and Nominating Committee

I.     Mission

The Governance and Nominating Committee exercises general oversight with respect to the governance of the Board of Directors.

II.    Organization

The Governance and Nominating Committee shall be composed of at least three directors, each of whom shall be an “independent director” as defined by the rules of the Nasdaq Stock Market. At least one member of the Committee shall be a member of the Board’s Audit Committee. The Committee shall meet at least three times per year.

III.   Authority and Responsibilities

The Governance and Nominating Committee exercises general oversight with respect to the governance of the Board of Directors. It reviews the qualifications of and recommends to the Board of Directors proposed nominees for election to the Board. It is also responsible for evaluating and recommending to the Board corporate governance practices applicable to the Corporation and for leading the Board in its annual review of the Board’s performance.

The Committee counsels the Board of Directors on other governance related matters, and in this capacity the Committee:

•	makes recommendations to the full Board regarding its size and composition and the tenure of directors.

•	evaluates the skills and expertise needed by the Board in light of the skills and expertise of the current directors.

•	identifies individuals qualified to become directors of the Corporation; recommends to the Board nominees to fill vacancies on the Board and the nominees to stand for election (or re-election) as directors at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders); and has sole authority to engage any search firm retained to identify director candidates, including sole authority to approve the search firm’s fees and other engagement terms.

•	reviews and makes recommendations to the Board regarding compensation, retirement policies, and other procedures and policies applicable to the Corporation’s directors.

•	periodically assesses and makes recommendations to the Board regarding both the independence of directors under applicable law and the rules of the Nasdaq Stock Market, and service by the Corporation’s directors and executive officers on the boards of other companies and organizations.

•	reviews the duties and composition of the committees of the Board, and identifies and makes recommendations to the Board regarding directors qualified to serve on and chair those committees, taking into account the following criteria, as applicable:

•	Nasdaq Stock Market criteria for composition of the Audit Committee;

•	criteria for composition of the Executive Compensation Committee under Nasdaq Stock Market rules, Section 162(m) of the Internal Revenue Code and Section 16 of the Securities Exchange Act of 1934; and

•	such other criteria and factors as the Governance and Nominating Committee deems appropriate.

•	reviews and makes recommendations to the Board regarding the appointment of officers.

•	reviews proposals and nominations by shareholders and proposed responses.

•	reviews and makes recommendations to the Board regarding any proposed changes to the Corporation’s articles of incorporation and bylaws.

•	periodically appraises Board performance and leads Board self-evaluation discussion.

•	annually reviews and assesses its performance and charter and recommends to the Board any proposed changes to the Governance and Nominating Committee charter.

DETACH CARD
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
RES-CARE, INC., 10140 Linn Station Road, Louisville, Kentucky 40223
PROXY— MEETING OF SHAREHOLDERS

The undersigned, a shareholder of RES-CARE, INC., a Kentucky corporation, hereby appoints L. BRYAN SHAUL and MARY D. PETERS and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the common shares of Res-Care which the undersigned would be entitled to vote if personally present at the Meeting of Shareholders to be held at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky on Friday, August 8, 2003 at 10:00 a.m. local time, and at any adjournment thereof.

The undersigned hereby instructs said proxies or their substitutes:

1.	ELECTION OF DIRECTORS

Class II (3-year term)

Seymour L. Bryson	E. Halsey Sandford	Steven S. Reed

Vote FOR all nominees listed above ☐	WITHHOLD AUTHORITY ☐

(except those listed below)	to vote for all nominees listed above

INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee’s name in the space below.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2003.

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

3.	SHAREHOLDER PROPOSAL CONCERNING DECLASSIFICATION OF THE BOARD

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

4.	SHAREHOLDER PROPOSAL CONCERNING AUDIT COMMITTEE INDEPENDENCE

☐ FOR    ☐ AGAINST    ☐ ABSTAIN
This Proxy is continued on the reverse side. Please sign on the reverse side and return promptly.

DETACH CARD
(Continued from reverse side)

This proxy, when properly executed, will be voted in accordance with any directions given and as provided in the accompanying proxy statement. Unless otherwise specified, the proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2 and AGAINST Proposals 3 and 4.

5. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may properly come before the meeting.

The undersigned hereby revokes all proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Meeting and Proxy Statement, both dated June 30, 2003, and a copy of ResCare’s Annual Report for the period ended December 31, 2002.

DATE: ____________, 2003

Signature

Signature, if held jointly

Please sign exactly as shares are registered. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.